Exhibit 99.1

FOR IMMEDIATE RELEASE
November 14, 2008

For more information:
Kenneth Torosian	Jordan M. Darrow
Chief Financial Officer	Investor Relations
Medialink Worldwide Incorporated	Darrow Associates, Inc.
Tel: (212) 682-8300	Tel: (631) 367-1866
IR@medialink.com	jdarrow@darrowir.com

MEDIALINK REPORTS THIRD QUARTER 2008 RESULTS

NEW YORK, November 14, 2008 - Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers, today reported financial results for the third quarter ended September 30, 2008.

As previously announced, on August 29, 2008, the Company transferred its ownership interests in its Teletrax subsidiaries to Koninklijke Philips Electronics N.V. and its affiliates. Accordingly, prior period results of operations and financial position have been reclassified to reflect Teletrax as a discontinued operation.

Also, as previously announced on October 1, 2008, the Company sold the client list of Medialink UK Limited, its UK-based media communications services subsidiary, to World Television Group plc. The results of operations and financial position include Medialink UK Limited as a component of continuing operations.

Revenues for the three months ended September 30, 2008, of $5.3 million decreased by 28.4% from revenues of $7.3 million in the comparable 2007 period. Revenues from the Company’s US-based media communications services business increased $90,000, or 1.8%, and included $466,000 and $631,000 in 2008 and 2007, respectively, of revenue recognized under a minimum commitment arrangement for which no services were provided. Exclusive of such minimum commitment arrangement, US-based media communications services revenues increased $255,000 or 6.0%. Revenues from the Company’s UK-based media communications services business decreased $2.2 million as a result of winding down this operation during the period.

The Company incurred an operating loss of $948,000 and an operating loss before impairments and other charges of $897,000 in the third quarter of 2008, as compared to an operating loss of $1.2 million in the comparable 2007 quarter. Exclusive of the results of operations of Medialink UK Limited, which incurred an operating loss of $450,000 in the 2008 period and had operating income of $60,000 in the 2007 period, the operating loss before impairments and other charges was $447,000 in the third quarter of 2008 as compared to a loss of $1.2 million in the comparable 2007 quarter. The operating loss in the third quarter of 2008 includes a charge of $51,000 related to previously completed exit activities.

For the three months ended September 30, 2008, the Company reported a net loss of $1.0 million, or $0.15 per share, consisting of a loss from continuing operations of $1.1 million, or $0.17 per share, and income from discontinued operations of $113,000, or $0.02 per share. Income from discontinued operations in the 2008 quarter included a loss from operations for Teletrax of $299,000 and a gain on disposal of Teletrax of $412,000. For the comparable period in 2007, the Company reported a net loss of $1.6 million, or $0.25 per share, which consisted of a loss from continuing operations of $862,000, or $0.13 per share, and a loss from discontinued operations of $731,000, or $0.12 per share, which represented a loss from operations for Teletrax. The Company had cash and working capital totaling $7.1 million and $7.2 million, respectively, at September 30, 2008.

Medialink Reports Third Quarter 2008 Results	Page 2 of 5

“Revenues in the third quarter increased in our US-based business amid rough economic times and a broadcast media environment that was saturated with election coverage,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink. “Deteriorating economic conditions continue to pose a significant challenge to us and others in media and marketing communications, in particular, and businesses in general on a worldwide basis. In light of these difficult economic conditions, we are currently forecasting a $1.4 million decline in revenues for our US-based business in the fourth quarter as compared to the comparable 2007 quarter.

“Following the dispositions of Teletrax and our UK-based media communications services business we have re-focused our efforts on our US-based business, developing and promoting the range of Internet-based video and audio services we have introduced during the past 18 months. We also continue to adjust our cost base to be properly aligned with changing client needs and are instituting even stricter cost controls,” concluded Moskowitz.

Revenues for the nine months ended September 30, 2008, of $16.9 million decreased by 23.7% from revenues of $22.2 million in the comparable 2007 period. Revenues from the Company’s US-based media communications services business decreased $1.0 million, or 6.2%, and included $466,000 and $631,000 in 2008 and 2007, respectively, of revenue recognized under a minimum commitment arrangement for which no services were provided. Exclusive of such minimum commitment arrangement, revenues decreased $804,000 or 5.4%. Revenues from the Company’s UK-based media communications services business decreased $4.3 million as a result of a decline in business and winding down the operation during the period.

The Company incurred an operating loss of $8.0 million and an operating loss before impairments and other charges of $3.8 million in the first nine months of 2008, as compared to an operating loss of $3.9 million in the comparable 2007 period. Exclusive of the results of operations of Medialink UK Limited, which incurred operating losses of $1.0 million and $243,000 in the 2008 and 2007 periods, respectively, the operating loss before impairments and other charges was $2.8 million in the first nine months of 2008 as compared to a loss of $3.6 million in the comparable 2007 period. The operating loss in the first nine months of 2008 includes a goodwill impairment charge of $3.4 million related to the Company’s media communications services business, an impairment charge of $605,000 related to long-lived assets of Medialink UK Limited, and a charge of $170,000 related to exit activities.

For the nine months ended September 30, 2008, the Company reported a net loss of $11.6 million, or $1.80 per share, consisting of a loss from continuing operations of $8.2 million, or $1.28 per share, and a loss from discontinued operations of $3.3 million, or $0.52 per share. The loss from discontinued operations in the 2008 period included a loss from operations for Teletrax of $3.7 million and a gain on disposal of Teletrax of $412,000. For the comparable period in 2007, the Company reported a net loss of $2.4 million, or $0.38 per share, which consisted of a loss from continuing operations of $2.9 million, or $0.45 per share, and income from discontinued operations of $441,000, or $0.07 per share. Income from discontinued operations in the 2007 period included a loss from operations for Teletrax of $2.2 million and a gain on sale of the Company’s U.S. Newswire division of $2.6 million.

Medialink will host a teleconference with a simultaneous webcast at 11:00 a.m. Eastern Standard Time today to discuss the Company’s quarterly results and the overall industry outlook. Participating on the teleconference will be Laurence Moskowitz, Chairman, President and Chief Executive Officer, and Kenneth G. Torosian, Chief Financial Officer. To access the teleconference, please dial 1-888-713-4213 (domestic) or 1-617-213-4865 (international) and use “88877537” as the passcode, approximately 10 minutes prior to the start time. The conference call will be webcast live by Thomson Financial and can be accessed on Medialink’s website at www.medialink.com by clicking on the “Investor Relations” link at the bottom of the page. The webcast is also being distributed through the Thomson StreetEvents Network via www.earnings.com (for individual investors) and www.streetevents.com (for institutional investors). To listen to the webcast, please go to any of these websites about 10 minutes prior to the start of the call to register, download, and install any necessary audio software.

Medialink Reports Third Quarter 2008 Results	Page 3 of 5

For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code 60860111, starting approximately two hours after the conclusion of the call and available until November 21, 2008.

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, and the Internet. Based in New York, Medialink has offices in major cities throughout the United States. For additional investor and financial information, please visit the Investor Relations section of the Company's website (www.medialink.com).

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With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve profitability; potential regulatory action; the impact of worldwide economic weakness and deteriorating economic conditions on the demand for our services; the availability of capital for financing; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed®; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; our ability to develop and maintain successful relationships with critical vendors; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

Medialink Reports Third Quarter 2008 Results	Page 4 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007

Revenues	$5,260	$7,345	$16,927	$22,173

Direct costs	1,886	3,140	6,620	9,880
Selling, general, and administrative expenses	4,031	5,062	13,241	15,282
Depreciation and amortization	240	297	855	883

Operating loss before impairments and other charges	(897)	(1,154)	(3,789)	(3,872)

Goodwill impairment	-	-	3,429	-
Other impairment charges	-	-	605	-
Charge for exit activities	51	-	170	-

Operating loss	(948)	(1,154)	(7,993)	(3,872)
Interest income (expense) - net	(151)	(7)	(399)	54

Loss from continuing operations before taxes	(1,099)	(1,161)	(8,392)	(3,818)
Income tax provision (benefit)	5	(299)	(150)	(937)

Loss from continuing operations	(1,104)	(862)	(8,242)	(2,881)
Income (loss) from discontinued operations, net of tax	113	(731)	(3,326)	441

Net loss	$(991)	$(1,593)	$(11,568)	$(2,440)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.17)	$(0.13)	$(1.28)	$(0.45)
Income (loss) from discontinued operations	0.02	(0.12)	(0.52)	0.07
Net loss	$(0.15)	$(0.25)	$(1.80)	$(0.38)

Weighted average number of common shares:
Basic and diluted	6,428	6,415	6,428	6,380

Supplemental financial information:
Revenue by operating segment:
US-based media communications services	$4,984	$4,894	$14,660	$15,629
UK-based media communications services	$276	$2,451	$2,267	$6,544

Operating income (loss) by operating segment:
US-based media communications services	$550	$90	$564	$487
UK-based media communications services	$(450)	$60	$(1,001)	$(243)
Corporate and other business activities	$(997)	$(1,304)	$(3,352)	$(4,116)

Medialink Reports Third Quarter 2008 Results	Page 5 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands)
	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,113	$11,604
Accounts receivable - net	2,906	4,551
Prepaid expenses	300	450
Prepaid and refundable taxes	1,308	743
Deferred income taxes	-	169
Other current assets	119	91
Current assets of discontinued operations	-	1,611
Total current assets	11,746	19,219

Property and equipment - net	1,338	2,574
Goodwill	-	3,429
Deferred income taxes	-	217
Other assets	682	738
Non-current assets of discontinued operations	-	1,968

Total assets	$13,766	$28,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,211	$1,836
Accrued liabilities and other current liabilities	3,327	4,198
Current liabilities of discontinued operations	-	1,292
Total current liabilities	4,538	7,326

Convertible debentures, net of unamortized discount of $257 and $422	4,093	3,928
Other long-term liabilities	434	720
Non-current liabilities of discontinued operations	-	45
Total liabilities	9,065	12,019

Stockholders' Equity	4,701	16,126

Total liabilities and stockholders' equity	$13,766	$28,145